EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Jim Zeumer
(248) 433-4502
email: jim.zeumer@pulte.com

PULTE HOMES AMENDS 382 RIGHTS AGREEMENT

Shareholders to Vote at 2010 Annual Meeting to Approve Plan

BLOOMFIELD HILLS, Mich. – Sept. 24, 2009 – Pulte Homes, Inc. (NYSE: PHM) today announced it has entered into a second amendment (the “Rights Amendment”) to the Section 382 Rights Agreement between Pulte and Computershare Trust Company, N.A., as rights agent, dated as of March 5, 2009 as amended as of April 7, 2009 (as amended, the “Rights Plan”).

The Rights Amendment made a number of revisions to the expiration date of the rights. If the Pulte shareholders do not approve the Rights Plan at the 2010 Annual Meeting of Shareholders, it will expire on June 1, 2010. The final expiration date was changed from March 16, 2019 to June 1, 2013.

The Rights Amendment revised the definition of beneficial ownership to mean securities which such person directly owns, or would be deemed to constructively own, pursuant to Section 382 of the Internal Revenue Code and related regulations.

“Pulte’s Board of Directors is submitting the Rights Plan for shareholder approval in response to shareholder concerns expressed at our 2009 annual meeting,” said Richard J. Dugas, Jr., Chairman, President and CEO of Pulte Homes, Inc. “The Board remains on track to address the other recommendations put forth by the Board’s nominating and governance committee regarding declassification of the Board in time for action at the 2010 annual meeting.”

About Pulte Homes

Pulte Homes, Inc., based in Bloomfield Hills, Mich., is America’s largest home building company with operations in 29 states and the District of Columbia. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb, as well as its regional brands of DiVosta Homes (Florida) and Fox & Jacobs (Texas). Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Web sites: www.pulteinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.foxandjacobs.com.